EXHIBIT 5.1
DLA Piper Rudnick Gray Cary US LLP
The Marbury Building
6225 Smith Avenue
Baltimore, Maryland 21209-3600
T 410.580.3000
F 410.580.3001
W www.dlapiper.com
March 13, 2006
Visicu, Inc.
217 E. Redwood Street
Suite 1900
Baltimore, Maryland 21202-3315
     Re:       Registration Statement on Form S-1 (File No. 333-129989)
Ladies and Gentlemen:
     We have acted as counsel for Visicu, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-1 (File No. 333-129989) (such Registration Statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to the public offering of 6,900,000 shares, of the Company’s common stock, par value $0.0001 per share (the “Shares”). The foregoing number of Shares assumes the exercise in full of the overallotment option described in the Registration Statement.
     The Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company and the underwriters to be named therein for whom Morgan Stanley & Co. Incorporated, Wachovia Capital Markets, LLC, Thomas Weisel Partners LLC, William Blair & Company, L.L.C. are acting as representatives. The form of the Underwriting Agreement has been filed as Exhibit 1.1 to the Registration Statement.
     In connection herewith, we have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and originals or copies certified to our satisfaction of the Registration Statement, the Underwriting Agreement, the Third Amended and Restated Certificate of Incorporation and the Bylaws of the Company as amended and now in effect, minutes of all pertinent meetings and actions of the Board of Directors and stockholders of the Company and such other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render this opinion. In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We
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Visicu, Inc.
March 13, 2006

have further assumed for purposes of this opinion, without investigation, that the offer and sale of the Shares comply in all respects with the terms, conditions and restrictions set forth in the Registration Statement, the Underwriting Agreement and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.
     We are members of the Bar of the State of Maryland, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing) and the federal law of the United States of America. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the aforementioned state laws of the State of Delaware.
     This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date. In addition, in rendering this opinion, we assume no obligation to revise, update or supplement this opinion (i) should the present aforementioned laws of the State of Delaware or federal laws of the United States of America be changed by legislative action, judicial decision or otherwise, or (ii) to reflect any facts or circumstances which may hereafter come to our attention.
     Based upon, subject to and limited by the foregoing, we are of the opinion and so advise you that the Shares have been duly authorized and, when they have been issued and sold in accordance with the terms of the Underwriting Agreement, the Shares will be, validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

DLA PIPER RUDNICK GRAY CARY US LLP